Exhibit 99.1

Astrotech Corporation 401 Congress, Suite 1650 Austin, Texas 78701 512.485.9530 fax: 512.485.9531 www.astrotechcorp.com
FOR IMMEDIATE RELEASE
ASTROTECH CORPORATION REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS
•	Focus on our core business, Astrotech Space Operations (“ASO”), and impact of the business restructuring resulted in the third consecutive quarter of positive earnings

•	Successful completion of our nearly $40.0 million ASO satellite payload processing facility with five-meter high bay at Vandenberg Air Force Base

•	Trailing twelve month revenue of $33.8 million
Austin, Texas, November 12, 2009 — Astrotech Corporation (NASDAQ: ASTC), a leading provider of commercial space services, today announced financial results for the first quarter ended September 30, 2009 of its fiscal year 2010.
First Quarter Results
The Company posted a first quarter fiscal year 2010 net income of $0.8 million, or $0.04 per diluted share on revenue of $7.8 million, compared with a first quarter fiscal year 2009 net income of $0.1 million, or $0.00 per diluted share, on revenue of $6.0 million. These results represent a 30% increase in revenue year over year, resulting from consistent execution on a strong launch schedule.
“Our core business continues to deliver sound results, despite the difficult macro-economic environment,” said Thomas B. Pickens III, Astrotech’s Chairman and Chief Executive Officer. “We look forward to building our strong execution of the past three quarters and delivering increased value for our shareholders.”
Update of Ongoing Operations
The Company experienced another strong quarter for ASO, with all $7.8 million of consolidated revenue generated by that business. ASO supported two successful launches in the first quarter, including NASA’s Space Tracking and Surveillance System (STSS) Demonstrator satellites and a next-generation satellite, designed and built by Lockheed Martin for the U.S. government, designated as PAN. In addition to these two launches, ASO provided support for several missions which are in process at the Company’s facilities in Titusville, Florida and Vandenberg Air Force Base, which are currently operating at full capacity.
The company’s contractual backlog and scheduled but uncommitted missions through fiscal year 2011 is $28.5 million. The majority is for ASO pre-launch satellite processing services, which include hardware launch preparation; advance planning; use of unique satellite preparation facilities; and, spacecraft checkout, encapsulation, fueling, transport, and remote control through launch.

Financial Position and Liquidity
Working capital reached $9.3 million on September 30, 2009, which included $15.5 million of accounts receivable. On September 30, 2009, $3.6 million of the term loan and $1.0 million of the revolving credit facility were outstanding. The Company repaid the $1.0 million draw on the revolving credit facility in full during October 2009.
About Astrotech Corporation
Astrotech Corporation (Nasdaq: ASTC) is a commercial aerospace company that provides spacecraft payload processing and government services, designs and manufactures space hardware, and commercializes space technologies for use on Earth. The Company serves our government and commercial satellite and spacecraft customers with our pre-launch services from our Astrotech Space Operations (ASO) subsidiary and incubates space technology businesses now having formed three companies; the 1st Detect Corporation which is developing a breakthrough mini-mass spectrometer first developed for the International Space Station; Astrogenetix, Inc. is producing biotech products in space and has recently developed a vaccine candidate for Salmonella; and Airward Corporation is drawing on its space heritage of sending cargo to space and is selling hazardous material containers for the airline industry.
The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.
FOR MORE INFORMATION:
Scott Haywood
Corporate Marketing and Communications
Astrotech Corporation
512-485-9520
shaywood@astrotechcorp.com
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Tables follow

ASTROTECH CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months
	Ended September 30,
	2009	2008
Revenue	$7,762	$5,974
Costs of revenue	2,928	3,518

Gross profit	4,834	2,456

Operating expenses:
Selling, general and administrative	3,075	1,699
Research and development	674	573

Total operating expenses	3,749	2,272

Income from operations	1,085	184
Interest and other expense, net	(260)	(129)

Income before income taxes	825	55

Income Tax Expense	(25)	—

Net income	$800	$55

Net income per share- basic	$0.05	$0.00
Weighted average common shares outstanding, basic	17,303	16,109

Net income per share, diluted	$0.04	$0.00
Weighted average common shares outstanding, diluted	18,166	16,581

See accompanying notes to unaudited condensed consolidated financial statements.

ASTROTECH CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	June 30,
	2009	2009
ASSETS
Cash and cash equivalents	$2,697	$4,730
Accounts receivable, net	15,539	12,279
Prepaid expenses and other current assets	570	591

Total current assets	18,806	17,600
Property, plant, and equipment, net	40,384	40,226
Other assets, net	906	1,093

Total assets	$60,096	$58,919

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$9,502	$9,182
Long-term liabilities	9,070	9,189
Stockholders’ equity	41,524	40,548

Total liabilities and stockholders’ equity	$60,096	$58,919

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